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                                                                  Exhibit 10.8
                         EXECUTIVE SEVERANCE AGREEMENT

AGREEMENT, dated as of October 16, 1995, by and between Cognitronics Corporation, a New York corporation having offices at 3 Corporate Drive, Danbury, Connecticut 06810 (the "Company"), and whose residence address is
   (the "Executive").

The Company's Board of Directors (the "Board") considers the continued services of key executives of the Company to be in the best interests of the Company and its shareholders.

The Board desires to assure, and has determined that it is appropriate and in the best interests of the Company and its shareholders to reinforce and encourage, the continued attention and dedication of key executives of the Company to their duties of employment without personal distraction or conflict of interest in circumstances arising from the possibility or occurrence of a change in control of the Company.

The Board has approved that the Company enter into severance agreements with key executives of the Company.

In consideration of the premises and the covenants and agreements contained herein, and other good and valuable consideration, the Company and the Executive agree as follows:

1. Services During Certain Events. In the event a proposal is made to effect a Change in Control (as defined in Section 2 hereof), the Executive agrees that he will not voluntarily leave the employ of the Company, and will render the services contemplated in the recitals to this Agreement, until such proposal for a Change in Control is terminated or abandoned or until a Change in Control has occurred.

2. Termination. Except as provided in Section 4 hereof, the Company will pay or cause to be paid to the Executive the Benefits described in Section 3 hereof in the event that the Executive's employment by the Company is terminated within two years following a Change in Control: (a) by the Company for reasons other than death, "disability" or "cause" (as such terms are defined in Section 4 hereof); or (b) by the Executive following the occurrence of any of the following events without the Executive's consent:

(i) the assignment of the Executive to any duties or responsibilities that are inconsistent with his position, duties, responsibilities or status immediately preceding such Change in Control, or a change in his reporting responsibilities or titles in effect at such time resulting in a reduction of his responsibilities at the Company;

(ii) a reduction of the Executive's annual salary, or a reduction in any year of the ratio of the incentive compensation or fringe benefits received by the Executive pursuant to any bonus, incentive or fringe benefit plan (the "Benefit Plans") to his annual salary in such year, which reduction is greater than the average reduction in the ratio of such incentive compensation or fringe benefits to annual salary received by all participants under the Benefit Plans;
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(iii) a material increase in the amount of travel normally required of the
Executive in connection with his employment by the Company, or relocation of the Executive's place of employment to a place greater than fifty miles from its current location; or

(iv) any failure by the Company to comply with and satisfy Section 10 of this Agreement.

For purposes of this Agreement, a "Change in Control" will be deemed to have occurred if:

(a) the shareholders of the Company approve (i) any consolidation or merger of the Company or any of its subsidiaries where the shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own, directly or indirectly, shares representing in the aggregate more than 50% of all votes to which all shareholders of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any) would be entitled under ordinary circumstance to vote in an election of directors or where the members of the Board, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, constitute a majority of the Board of Directors of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (ii) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any person as a single plan) of all or substantially all of the assets of the Company or
(iii) any plan or proposal for the liquidation or dissolution of the Company;

(b) persons who, as of the effective date hereof, constitute the entire Board (as of the date hereof the "Incumbent Directors) cease for any reason to constitute at least a majority of the Board, provided, however, that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, is approved by a vote of at least a majority of the then Incumbent Directors (other than an election or nomination of a person whose assumption of office is the result of an actual or threatened election contest relating to the election of directors of the Company, as such terms are used in Rule 14a-11 under the Securities Exchange Act of 1934, (the "Exchange Act)), shall be considered an Incumbent Directors; or

 (c) any "person", as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any of its subsidiaries, any employee benefit plan of the Company or any of its subsidiaries or any entity organized, appointed or established by the Company for or pursuant to the terms of such plan), together with all "affiliates" and "associates" (as such terms are defined in Rule 12b-2 under the Exchange Act) of such person, becomes the "beneficial owner" or "beneficial owners" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of the Company representing in the aggregate 20% or more of either (i) the then outstanding shares of Stock or (ii) the combined voting power of all then outstanding common stock of the Company ("Stock") having the right under ordinary circumstances to vote in an election of directors to the Board ("Voting Securities")(in either such case other than as a result of acquisitions of such securities directly from the Company).
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Notwithstanding the foregoing, a "Change in Control" will not have occurred for purposes of clause (c) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Stock or other Voting Securities outstanding, increases (i) the proportionate number of shares of Stock beneficially owned by any person to 20% or more of the shares of Stock then outstanding or (ii) the proportionate voting power represented by the Voting Securities beneficially owned by any person to 20% or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in clause (i) or (ii) of this sentence thereafter becomes the beneficial owner of any additional shares of Stock or other Voting Securities (other than pursuant to a stock split, stock dividend or similar transaction), then a "Change in Control" will have occurred for purposes of clause (c).

For purposes of this Agreement, a "Subsidiary" means any corporation whose board of directors may be determined by the Company or another Subsidiary.

3. Benefits Payable Upon Termination. In the event of the termination of the Executive's employment under any of the circumstances set forth in Section 2 hereof ("Termination"), the Company agrees to provide the following to the Executive (collectively referred to as the "Benefits"):

(a) Severance Payment. The Company will pay the Executive no later than the fifth business day following his Termination a cash lump sum severance payment equal to 200% of the sum of (A) the greater of (i) the Executive's annual salary as in effect immediately prior to the Termination or (ii) the Executive's annual salary as in effect immediately prior to the Change in Control (the "Base Salary") plus (B) the greater of (i) the Executive's annual bonus for the prior annual period, including performance bonus, amounts vested under the Company's Restricted Stock Plan and amounts under any other bonus program of the Company ("Bonus Amounts") or (ii) the average Bonus Amounts for the prior two years, whichever is greater.

(b) Welfare Benefits. During the period from Termination until the second anniversary thereof (the "Benefits Period"), the Company will maintain in full force and effect for the continued benefit of the Executive each employee medical, life and disability insurance benefit plan (collectively, the "Welfare Benefit Plans") maintained by the Company in which officers of the Company are generally entitled to participate, unless an essentially equivalent and no less favorable benefit is provided by a subsequent employer. If the terms of any Welfare Benefit Plan do not permit continued participation by the Executive, then the Company will arrange to provide to the Executive a benefit substantially similar to, and no less favorable than, the benefit he was entitled to receive under such plan at the end of the period of coverage.

(c)    280G.    Notwithstanding the foregoing, in the event that Section 280G of the Internal Revenue Code (the "Code") is applicable to payments under this Agreement and the Company's independent auditors determine that any payment by the Company to or for the benefit of the Executive (whether payable pursuant to the terms of this Agreement or otherwise) would not be deductible by the Company for Federal income tax purposes solely by reason of Section 280G of the Code, then the amounts payable to the Executive under this Agreement will be reduced to such lesser amount as will permit all, or the maximum possible amount, of the payments to be made by the Company to be deductible in accordance with Section 280G of the Code. The Executive may determine which of the amounts payable under this Agreement will be eliminated or reduced consistent with the requirements set forth above; except that if the Executive does not make such determination within 10 business days of receipt of the
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calculations made by the independent auditors referred to above, the Company may elect which of the amounts payable under this Agreement will be eliminated or reduced consistent with the requirements set forth above and will notify the Executive promptly of such election.

4. Conditions to the Obligations of the Company. The Company will have no obligation to pay or cause to be paid to the Executive the Benefits described in Section 3 hereof if any of the following events occur:

 (a) The Company terminates the Executive's employment for "cause". For purposes of this Agreement, termination of employment for "cause" means (i) willfully engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company, (ii) engaging in fraud, misappropriation, embezzlement or any act or acts of dishonesty resulting or intended to result directly or indirectly in a substantial gain or personal enrichment to the Executive at the expense of the Company or any of its Subsidiaries, (iii) willfully and continually failing substantially to perform his or her duties with the Company (other than a failure resulting from the Executive incapacity due to physical or mental illness), which failure has continued for a period of a least 30 days after a written notice of demand for a substantial performance has been delivered to the Executive specifying in reasonable detail the manner in which the Executive has failed to substantially perform, or (iv) the intentional and material violation of the provisions of paragraph 5 and 6 (relating to confidential information) and paragraph 7 (relating to disparagement).

(b) The Executive has not, promptly after Termination and upon receiving a written request to do so, resigned as a director and/or officer of each Subsidiary and affiliate of the Company of which he is then serving as a director and/or officer.

(c) The Company terminates the Executive's employment for "disability". For purposes of this Agreement, "disability" means the physical or mental incapacity or disability of the Executive which renders him unable to perform his duties for the Company for a period of six months or longer, as confirmed in writing by an independent physician selected by the Executive or his legal representative.

5. Confidentiality. Executive shall not disclose to any person any Confidential Information relating to the Company or any of its subsidiaries or affiliates, except as expressly requested by the Company or as required by law or by an order of a court or governmental agency with jurisdiction. Executive shall give written notice to the Company of any such requirement, or threatened requirement, by a court or government agency in order to allow the Company the opportunity to resist such requirement. For purposes of this Agreement, "Confidential Information" shall mean non-public information concerning financial data, business plans, operating policies and manuals, product development, patentable inventions or improvements, arrangements with employees, customer lists, marketing or sales plans and any other proprietary information of the Company or any of its Subsidiaries or affiliates, except for specific items which have become publicly available information other than through a breach by Executive of this fiduciary duty or of any confidentiality agreement.

6. Discoveries. Executive will immediately call to the attention of the Company any invention or improvement which Executive has discovered or may discover solely or jointly with others relating to any device or process which
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is applicable or related to the Company's business, or which may be of use in connection therewith, regardless of whether such invention or improvement was conceived, made or developed on the Company's time and at the expense of the Company, or on Executive's time and at the expense of Executive, provided that such invention or improvement was conceived or discovered during the term of his employment with the Company, or within six months following the termination of such employment. Executive will, on demand, assign, transfer and set over unto the Company, its successors or assigns, the entire right, title and interest in and to any such invention or improvement that he has made or conceived since his initial employment with the Company, or that he may make or conceive, either solely or jointly with others during his employment with the Company, or within six months following the termination of such employment. The Company, at its own expense, may thereupon apply for all letters patent which the Company deems necessary or advisable, which letters patent shall be the exclusive property of the Company. Executive shall execute all documents necessary or desirable to obtain any such letters patent and assignment thereof to the Company

7.  Disparagement.

(a) For a period of three (3) years following the termination of Executive's employment with the Company, Executive will not disparage, denigrate or ridicule the Company, nor shall Executive disparage, denigrate or ridicule any of the Company's subsidiaries or directors, or any individual or entity with whom the Company or any of its subsidiaries or affiliates has a business relationship, whether by way of news interviews or the expression of personal views, opinions or judgments to the news media, or otherwise. Nothing herein will prevent Executive from promoting his subsequent employer or its products after his voluntary resignation hereunder.

(b) The Company will not, for a period of three (3) years following the termination of Executive's employment with the Company, disparage, denigrate or ridicule Executive

8.  Arbitration and Expenses.

(a) Any dispute or controversy arising under or in connection with this Agreement will be settled by arbitration, conducted before a panel of three arbitrators in Danbury, Connecticut, in accordance with the rules of the American Arbitration Association then in effect. The arbitrators are to be approved by both the Company and the Executive and their decision will be binding on the parties and conclusive for all purposes. Judgment may be entered on the arbitrators' award in any court having jurisdiction. All expenses of such arbitration will be borne by the Company.

(b) The Company will pay or reimburse the Executive for all costs and expenses (including, without limitation, attorneys' fees) incurred by the Executive as a result of any claim action or proceeding (including, without limitation, a claim, action or proceeding by the Executive against the Company) arising out of, or challenging the validity, advisability or enforceability of, this Agreement or any provision hereof, except to the extent the arbitrators determine that the Executive's claim, action or proceeding is frivolous or without merit.

9. Successors. The Company will promptly require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same
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manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "the Company" includes any successor to all or substantially all of the Company's business or assets which executes and delivers (or is required to execute and deliver) an agreement provided for in this Section 9 or which otherwise becomes bound by all the terms and provision of this Agreement by operation of law.

10. Notice of Termination. Any termination of the Executive's employment by the Company will be communicated to the Executive at the address set forth above (or such other address as the Executive may have notified the Company in writing for purposes of this Agreement) in a written notice and, except for termination for "cause", will specify a termination date no sooner than 15 days after the giving of such notice.

11. Term of Agreement. This Agreement will terminate on October 16, 2000, unless a Change in Control has occurred on or prior to such date, in which case this Agreement will continue in effect for 24 months following the Change in Control.

12.  Miscellaneous.

(a) No Duty to Mitigate. The Executive's entitlement to Benefits hereunder will not be governed by any duty to mitigate the amount of any payment by seeking other employment or taking any other action nor will the amount of Benefits be reduced by any compensation which he may receive from other employment or otherwise after Termination, except as provided in paragraph 3(b).

(b) Assignment. No right, benefit or interest hereunder will be subject to assignment, anticipation, alienation, sale, encumbrance, charge, pledge, hypothecation or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process.

(c) Construction of Agreement. Nothing in this Agreement may be construed to amend any provision of any plan or policy of the Company. Subject to Section 10 hereof, this Agreement is not, and nothing herein will be deemed to create, a commitment of continued employment of the Executive by the Company.

(d) Amendment. This Agreement may not be amended, modified or canceled except by written agreement of the parties.

(e) Waiver. No provision of this Agreement may be waived except by a writing signed by the party to be bound thereby.

(f) Severability. In the event that any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement will remain in full force and effect to the fullest extent permitted by law.

(g) Taxes. Any payment or delivery required under this Agreement will be subject to all requirements of the law with regard to withholding of taxes, filing, making of reports and the like, and the Company will use its best efforts to satisfy promptly all such requirements.

(h) Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of New York.
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(i)  Entire Agreement.  This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby.





Executive:



     COGNITRONICS CORPORATION


          By:                                            Its: